1.25 Year Autocallable Contingent Coupon Securities Linked to the Worst of INDU, RTY and SPX
Preliminary Terms
This summary of terms is not complete and should be read with the preliminary pricing supplement below
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The Dow Jones Industrial AverageTM (ticker: “INDU”), the Russell 2000® Index (ticker: “RTY”) and the S&P 500® Index (ticker: “SPX”)
Pricing date:	March 17, 2025
Valuation dates:	Monthly
Maturity date:	June 23, 2026
Contingent coupon:
At least 9.25% per annum*, paid monthly only if the closing value of the worst performer is greater than or equal to its coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon.

Coupon barrier value:	For each underlying, 75.00% of its initial underlying value
Knock-in value:	For each underlying, 75.00% of its initial underlying value
Knock-In Event:	The closing value of the worst performer is less than its knock-in value on any scheduled trading day during the observation period
Observation Period:	The period from but excluding the pricing date to and including the final valuation date
Automatic early redemption:
If on any autocall date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon

Autocall dates:	Monthly on valuation dates beginning after six months
CUSIP / ISIN:	17333HG65 / US17333HG651
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value
Worst performer:	On any valuation date, the underlying with the lowest underlying return
Payment at maturity (if not autocalled):
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If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000
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If the final underlying value of the worst performer is less than its initial underlying value and a knock-in event has not occurred: $1,000
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If the final underlying value of the worst performer is less than its initial underlying value and a knock-in event has occurred: $1,000 + ($1,000 × the underlying return of the worst performer on the final valuation date)
If the securities are not automatically redeemed prior to maturity, the final underlying value of the worst performer on the final valuation date is less than its initial underlying value and a knock-in event has occurred, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity.
All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated March 4, 2025
* The actual contingent coupon rate will be determined on the pricing date.
** The hypotheticals assume that the contingent coupon will be set at the lowest value indicated in this offering summary.
*** Assumes the interim valuation date is also an autocall date.
Hypothetical Interim Payment per Security**
Hypothetical Worst Underlying Return on Interim Valuation Date	Hypothetical Payment for Interim Valuation Date	Hypothetical Redemption***
100.00%	$1,007.708	Redeemed
50.00%	$1,007.708	Redeemed
25.00%	$1,007.708	Redeemed
0.00%	$1,007.708	Redeemed
-0.01%	$7.708	Securities not redeemed
-25.00%	$7.708	Securities not redeemed
-25.01%	$0.00	Securities not redeemed
-50.00%	$0.00	Securities not redeemed
-75.00%	$0.00	Securities not redeemed
-100.00%	$0.00	Securities not redeemed
Hypothetical Payment at Maturity per Security
Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any.
Hypothetical Worst Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity if Knock-in Event Has Not Occurred	Hypothetical Payment at Maturity if Knock-in Event Has Occurred
100.00%	$1,000.00	$1,000.00
50.00%	$1,000.00	$1,000.00
25.00%	$1,000.00	$1,000.00
0.00%	$1,000.00	$1,000.00
-0.01%	$1,000.00	$999.90
-25.00%	$1,000.00	$750.00
-25.01%	N/A	$749.90
-50.00%	N/A	$500.00
-75.00%	N/A	$250.00
-100.00%	N/A	$0.00

Selected Risk Considerations	Additional Information
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You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, the final underlying value of the worst performer on the final valuation date is less than its initial underlying value and a knock-in event has occurred, meaning the closing value of at least one of the underlyings was less than its knock-in value on at least one scheduled trading day during the period from but excluding the pricing date to and including the final valuation date, you will be fully exposed to any depreciation of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its initial underlying value and a knock-in event has occurred, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer on the final valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.
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You will not receive any contingent coupon following any valuation date on which the closing value of the worst performer on that valuation date is less than its coupon barrier value.
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The securities are subject to heightened risk because they have multiple underlyings.
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The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly.
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You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly.
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The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable.
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The securities offer downside exposure, but no upside exposure, to the underlyings.
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The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates.
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The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
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The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
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The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
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The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
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The Russell 2000® Index is subject to risks associated with small capitalization stocks.
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The issuer and its affiliates may have conflicts of interest with you.
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The U.S. federal tax consequences of an investment in the securities are unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.
Filed pursuant to Rule 433

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.